UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2015

eFleets Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-54357	26-2374319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7660 Pebble Drive, Fort Worth, Texas 76118

(Address of principal executive offices) (zip code)

 (817) 616-3161

 (Registrant’s telephone number, including area code)

(Former name, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement

Background. Good Earth Energy Conservation, Inc. (“Good Earth”), a Delaware corporation that is wholly-owned by eFleets Corporation (the “Company”), executed and delivered to Zeus Corporation, a Marshall Islands corporation (“Zeus”), a Secured Convertible Promissory Note dated April 1, 2012 with a principal amount of $750,000 (the “Zeus $750,000 Note”). The Zeus $750,000 Note is secured by that certain Security Agreement dated April 1, 2012 covering all of the equipment and the intellectual property rights of Good Earth (the “Security Agreement”). In addition, Good Earth executed and delivered to Zeus a series of additional promissory notes in the original principal amount of $625,000 (the “Additional Notes”) which are also secured by the collateral covered by the Security Agreement. The Company is in default under the Zeus $750,000 Note, the Additional Notes, and the Security Agreement. As of March 24, 2015, the accrued interest on the Zeus $750,000 Note was $237,423 and the accrued interest on the Additional Notes was $67,100.27.

From January 30, 2015 to March 12, 2015 DFW-USA, Inc., a Georgia corporation (“Purchaser”), made a series of purchase price advances to Good Earth totaling $374,688 in anticipation of a purchase of the collateral subject to the Security Agreement. Zeus has assigned to Purchaser all of its rights and obligations under the Security Agreement, the Zeus $750,000 Note and the Additional Notes.

Asset Purchase Agreement. Effective March 24, 2015 (the “Effective Date”), the Company entered into an Asset Purchase Agreement (the “Agreement”) with Good Earth and Purchaser, pursuant to which Good Earth sold to Purchaser all of the collateral subject to the Security Agreement (the “Purchased Collateral”). Purchaser agreed to pay $2,280,000 (the “Purchase Price”) for the Purchased Collateral, paid as follows:

(a) The release, as of the Effective Date, by Purchaser, as the assignee of the Zeus $750,000 Note, of all outstanding principal and interest owed by Good Earth pursuant to the Zeus $750,000 Note, which outstanding principal and interest as of the Effective Date equals $987,423;

(b) The release, as of the Effective Date, by Purchaser, as the assignee of the Additional Notes, of all outstanding principal and interest owed by Good Earth pursuant to the Additional Notes, which outstanding principal and interest as of the Effective Date equals $692,100.27;

(c) A credit against the Purchase Price in the total amount of $374,688 for advances paid to Good Earth by Purchaser prior to the Effective Date;

(d) $85,000 by wire transfer on the Effective Date; and

(e) $140,788.73 to be paid to Good Earth by wire transfer on or about April 1, 2015.

The board of directors of Good Earth believes that the fair market value of the Purchased Assets does not exceed the Purchase Price.

Material Relationship. Mr. Julian Stourton has been a member of the board of directors of Good Earth since March 2014. Since December 2009, Mr. Stourton has been the Chief Executive officer of Koukis Holdings SA. which is affiliated with Zeus, the Company’s largest shareholder and noteholder, and with Purchaser. Mr. Stourton recused himself as a director of Good Earth from voting on the proposed sale of the Purchased Collateral.

Good Earth’s Permitted Use of Purchased Collateral During the Permitted Use Period. From the Effective Date until April 24, 2015 (the “Permitted Use Period”), Purchaser granted to Good Earth a limited right and license to use the Purchased Collateral solely for the following limited purposes (the “Limited Use Right”):

(i) completion of assembly of six (6) Firefly vehicles to fulfill two purchase orders pending as of the Effective Date; and

(ii) the continuation of engineering activity on the current Firefly model.

During the Permitted Use Period the equipment constituting a part of the Purchased Collateral will remain in its current location as of the Effective Date until the expiration of the Permitted Use Period at no charge to Good Earth or the Company. In consideration of Purchaser granting the Limited Use Right to Good Earth during the Permitted Use Period, Good Earth agreed to automatically assigns, without additional consideration or any action required by Purchaser, Good Earth or the Company, all right, title and interest in and to all data, documentation, presentations, illustrations, software code (in any form) and other copyrightable works and any other intellectual property that is created during the Permitted Use Period by Good Earth or the Company or any of their respective employees or independent contractors. The proceeds from the sale of the six (6) Firefly vehicles (estimated to be approximately $216,314) will be retained by Good Earth.

Status of Operations. Good Earth has received sufficient cash from Purchaser pursuant to the Asset Purchase Agreement to complete the assembly of six (6) Firefly vehicles to fulfill two purchase orders pending as of the Effective Date. Following the completion of the six (6) vehicles, anticipated to occur by April 24, 2015, the Company is uncertain as to how long it can sustain operations. Without additional capital and an extension of the Limited Use Right, the Company will cease operations.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Asset Purchase Agreement by and among the Company, Good Earth Energy Conservation, Inc. and DFW-USA, Inc. dated March 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFLEETS CORPORATION

Dated: March 31, 2015	By:	/s/ James R. Emmons
Name: James R. Emmons
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Asset Purchase Agreement by and among the Company, Good Earth Energy Conservation, Inc. and DFW-USA, Inc. dated March 24, 2015.